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                                                                    EXHIBIT 99.3

June 1, 2000

Via Facsimile (770) 261-3636

Accord Networks, Ltd.


This letter confirms that Deutsche Telekom consents to the use of the attached case study in a potential public disclosure or filing made by Accord.

/s/ Frank Domagala
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Frank Domagala
Press Spokesman
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Printed Name & Title

+49 228 181 94317
+49 228 181 94318



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Deutsche Telekom AG

Deutsche Telekom AG uses our MGC-100 system to offer real-time interactive visual communications services to its customers. Deutsche Telekom also uses our system for internal visual communications, such as business meetings, training and distance learning. Deutsche Telekom benefits from the transcoding capabilities of our system, which allow easy set-up of sessions between endpoints that are using different systems and speeds. Another important benefit to Deutsche Telekom is the ability of our system to connect to different network types, such as ISDN, ATM and IP, all within a single platform.